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                                 April 11, 2001



SBA Communications Corporation
One Town Center Road
Third Floor
Boca Raton, Florida 33486

Ladies and Gentlemen:

     We have acted as counsel to SBA Communications Corporation, a Florida corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed exchange by the Company of up to an aggregate of $500,000,000 of the Company's 10 1/4% Senior Notes due 2009 (the "New Notes") for up to an aggregate of $500,000,000 of the Company's outstanding 10 1/4% Senior Notes due 2009 (the "Old Notes").

     In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates and other instruments of the Company as in our judgment are necessary or appropriate for purposes of this opinion. In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies.

     Based upon the foregoing examination, we are of the opinion that, when executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture dated as of February 2, 2001, between the Company and State Street Bank and Trust Company, as Trustee, the Registration Rights Agreement, dated as of February 2, 2001, among the Company, Lehman Brothers Inc., Salomon Smith Barney Inc., Donaldson, Lufkin & Jenrette Securities Corporation (an affiliate of Credit Suisse First Boston Corporation), Deutsche Banc Alex. Brown Inc., TD Securities (USA) Inc., Barclays Capital Inc. and Wachovia Securities, Inc. and the Letter of Transmittal and delivered against exchange therefor of the Old Notes pursuant to the exchange offer described in the Registration Statement, the New Notes will be (i) validly issued and (ii) will constitute valid and binding obligations of the Company, subject to applicable bankruptcy, insolvency, reorganization, receivership, arrangement,
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fraudulent conveyance, moratorium or other similar laws affecting creditor'
rights generally and general principals of equity regardless of whether such enforceability is considered in a proceeding in equity or at law.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

     Sincerely,

     AKERMAN, SENTERFITT & EIDSON, P.A.